Exhibit 99

CONTACT:

Rosanne Palacios

Vice President of Marketing

International Bancshares Corporation

(956) 726-6636

Judith Wawroski

Vice President

International Bancshares Corporation

(956) 722-7611

FOR IMMEDIATE RELEASE:

International Bancshares Corporation expands its Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—-September 24, 2002—International Bancshares Corporation (NASDAQ:IBOC) announced that on September 19, 2002, its board of directors expanded its stock repurchase program.  The Company is now authorized to repurchase up to $120 million of its common stock through December 2002, compared to the prior authorization of $105 million through December 2002.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of September 20, 2002, a total of 2,374,280 shares had been repurchased under this program at a total cost of approximately $97 million, which shares are now reflected as 3,311,562 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $118 million in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $6.7 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 100 facilities and over 190 ATMs serving 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml